Macy’s, Inc. Reports Fourth Quarter and FY2016 Results
Diluted 2016 EPS is $1.99, or $3.11 as adjusted; Company provides 2017 sales and earnings guidance
CINCINNATI--(BUSINESS WIRE)-- Macy’s, Inc. (NYSE:M) today reported fiscal 2016 earnings per diluted share of $1.99, or $3.11 per diluted share excluding certain items discussed below.
“While 2016 was not the year we expected, we made significant progress on key initiatives that are starting to bear fruit. These include continued improvement in our digital platforms, the rollout of our new approach to fine jewelry and women’s shoes, an increase in exclusive merchandise and the refinement of our clearance and off-price strategy. We also took a big step forward in rightsizing our physical footprint and restructuring our entire organization. The combination of these initiatives will help us gain market share, return to growth and drive enhanced value for our shareholders over time,” said Terry J. Lundgren, Macy’s chairman and chief executive officer.
“We will be investing for the future in 2017. Looking at the continued challenges in the retail environment and changing consumer shopping behaviors, we know we must evolve our strategy and execute faster,” Lundgren said. “Key to this is enhancing the customer experience in our stores where we are developing and testing concepts that feature new merchandise and entertainment options alongside enhanced technology to make shopping simpler. Additional initiatives that we believe will improve sales trends in 2017 include continued omnichannel improvements, an updated marketing strategy and a simplified pricing structure.”
“We continued to make progress on the execution of our real estate strategy in the fourth quarter of 2016 and will carry that momentum into 2017. Overall, real estate transactions in fiscal 2016 generated cash proceeds of approximately $675 million, which is helping to fund continued reinvestment in the business. We also began work on deriving value from our partnership with Brookfield Asset Management. We are excited by the potential of our real estate strategy, and in 2017, we will focus on advancing the Brookfield partnership and continuing to monetize the locations that we have closed or plan to close. We are also developing strategies that will help create value for Herald Square while making the store an even more vibrant retail experience,” Lundgren added.
For the full year 2016, adjusted earnings (excluding items described below) were $3.11 per diluted share. This exceeds the company’s most recent guidance for 2016 earnings of $2.95 to $3.10 on the same basis. Fiscal 2016 comparable sales on an owned basis declined by 3.5 percent. On an owned plus licensed basis, comparable sales for fiscal 2016 declined by 2.9 percent. This compares to the most recent guidance for 2016 sales on an owned plus licensed basis to be down 2.5 percent to 3.0 percent.
Sales
Sales in the fourth quarter of 2016 totaled $8.515 billion, down 4.0 percent from total sales of $8.869 billion in the fourth quarter of 2015. On an owned basis, fourth quarter comparable sales declined by 2.7 percent. Comparable sales on an owned plus licensed basis for the fourth quarter were down 2.1 percent.
Sales in fiscal 2016 totaled $25.778 billion, down 4.8 percent from total sales of $27.079 billion in fiscal 2015. On an owned basis, fiscal 2016 comparable sales were down 3.5 percent. Comparable sales on an owned plus licensed basis for fiscal 2016 declined by 2.9 percent.
In fiscal 2016, the company opened 27 stores and closed 66 stores, all as previously announced. Macy’s, Inc. plans to close an additional approximately 34 stores over the next few years for a total of approximately 100 stores. New stores opened in fiscal 2016 included one Macy’s store in Kapolei, HI, 24 Bluemercury freestanding stores, one Macy’s Backstage freestanding store in San Antonio, TX, and one Bloomingdale’s Outlet in Orange, CA.
Operating Income
Macy’s, Inc.’s operating income totaled $815 million, or 9.6 percent of sales, for the fourth quarter ended Jan. 28, 2017, compared with operating income of $936 million, or 10.6 percent of sales, for the fourth quarter of fiscal 2015.

Macy’s, Inc.’s fourth quarter 2016 operating income included $230 million of impairments, store closing and other costs. The $230 million included $38 million of asset impairment charges primarily related to the store closings announced in January 2017, $166 million of severance and other costs primarily associated with organizational changes and store closings announced in January 2017 and $26 million of other related costs and expenses. Excluding these items, as well as non-cash settlement charges related to the company’s retirement plans of $17 million, operating income for the fourth quarter of 2016 was $1.062 billion or 12.5 percent of sales.
Fourth quarter 2015 operating income included $177 million of impairments, store closing and other costs. Excluding these items, operating income for the fourth quarter of 2015 was $1.113 billion or 12.6 percent of sales.
For fiscal 2016, Macy’s, Inc.’s operating income totaled $1.315 billion, or 5.1 percent of sales, compared with operating income of $2.039 billion, or 7.5 percent of sales, for fiscal 2015.
Macy’s, Inc.’s fiscal 2016 operating income included $479 million of impairments, store closing and other costs. The $479 million included $265 million of asset impairment charges primarily related to the store closings announced in January 2017, $168 million of severance and other costs primarily associated with organizational changes and store closings announced in January 2017 and $46 million of other related costs and expenses. Excluding these items, as well as non-cash settlement charges related to the company’s retirement plans of $98 million, operating income for fiscal 2016 was $1.892 billion or 7.3 percent of sales.
Macy’s, Inc.’s fiscal 2015 operating income included $288 million of impairments, store closing and other costs. Excluding these items, operating income for fiscal 2015 was $2.327 billion or 8.6 percent of sales.
Earnings Per Share
Fourth quarter 2016 earnings per diluted share were $1.54. Excluding impairments, store closing, settlement charges and other costs of $247 million ($147 million after tax or 48 cents per diluted share), earnings per diluted share on an adjusted basis were $2.02 for the fourth quarter of 2016.
In 2015, fourth quarter earnings per diluted share were $1.73. Excluding impairments, store closing and other costs of $177 million ($115 million after tax or 36 cents per diluted share), earnings per diluted share on an adjusted basis were $2.09 for the fourth quarter of 2015.
Earnings per diluted share were $1.99 for fiscal 2016. Excluding impairments, store closing, settlement charges and other costs of $577 million ($349 million after tax or $1.12 per diluted share), earnings per diluted share on an adjusted basis were $3.11 for fiscal 2016.
In fiscal 2015, earnings per diluted share were $3.22. Excluding impairments, store closing and other costs of $288 million ($184 million after tax or 55 cents per diluted share), earnings per diluted share on an adjusted basis were $3.77 for fiscal 2015.
Cash Flow
Net cash provided by operating activities was $1.801 billion in fiscal 2016, compared with $1.984 billion in fiscal 2015. Net cash used by investing activities in fiscal 2016 was $187 million, compared with $1.092 billion in the previous year. Operating cash flows net of investing were $1.614 billion in fiscal 2016, compared with $892 million in fiscal 2015.
In fiscal 2016, the company repurchased approximately 7.9 million shares of its common stock for approximately $316 million. As of Jan. 28, 2017, the company had remaining authorization to repurchase up to approximately $1.716 billion of its common stock.
Real Estate Update
In fiscal 2016, the company's asset sales totaled $673 million in cash proceeds ($209 million in book gains).

Macy’s, Inc. continues to harvest real estate value opportunistically where the value of the real estate as a redevelopment exceeds that of non-strategic operating locations. In addition, the company is closing less productive stores and selling the associated real estate.
As an example of these actions, Macy’s, Inc. completed the previously announced sale of its Union Square Men’s building in San Francisco for $250 million in gross proceeds. The Men’s Store will be incorporated into the Union Square Main building. The company also anticipates additional enhancements to its Union Square Main building through the conversion of street-level selling space into high-end luxury retail shops that will be leased to third parties. Likewise, Macy’s, Inc. is exploring strategies that will help create value and further improve the customer experience at its Herald Square store in New York City. The company also expects to close shortly on the previously announced sale of its downtown Minneapolis store.
To further create value from its real estate portfolio, the company continues to work with its strategic partner, Brookfield Asset Management, on approximately 50 identified assets. Brookfield’s expertise will be invaluable in accelerating redevelopment and maximizing the value of these properties. Contemplated developments include retail, as well as alternative uses, such as multifamily housing, hotels and offices. The projects range from the complete ground-up redevelopment of a building to the development of parcels in a parking area, while maintaining a store presence.
CEO Transition
Macy’s, Inc. also announced today that its previously announced CEO transition will occur on March 23, 2017. As noted in the company’s June 23, 2016, announcement, Jeff Gennette, president of Macy’s, Inc., will assume the CEO role and Terry Lundgren will continue as executive chairman of the company.
Looking Ahead
In fiscal 2017, the company expects comparable sales on an owned basis to decline between 2.2 percent and 3.3 percent, with comparable sales on an owned plus licensed basis to decline between 2.0 percent and 3.0 percent. Total sales are expected to be down between 3.2 percent and 4.3 percent in fiscal 2017, reflecting the 66 stores closed in 2016. Total sales for fiscal 2017 reflect a 53rd week of sales, whereas comparable sales are on a 52-week basis. Adjusted diluted earnings per share of between $3.37 and $3.62 are expected in 2017, excluding the impact of the anticipated settlement charges related to the company’s defined benefit plans. Excluding the impact of the anticipated fourth quarter gain on the sale of the Union Square Men’s building in San Francisco and the anticipated settlement charges related to the company’s defined benefit plans, adjusted diluted earnings per share of $2.90 to $3.15 are expected in 2017.
Capital expenditures for 2017 are expected to be approximately $900 million.
In fiscal 2017, the company expects to open Macy’s stores in Westfield Century City, Los Angeles, CA, and Fashion Place, Murray, UT, as well as approximately 30 additional Bluemercury locations and approximately 30 Macy’s Backstage locations inside Macy’s stores. Announced new stores in future years include Bloomingdale’s in San Jose, CA (2019), and Norwalk, CT (2019). In addition, under license agreements with Al Tayer Group, a new Bloomingdale’s store is planned to open in 360 Mall in Al Zahra, Kuwait in spring 2017 and new Macy’s and Bloomingdale’s stores are planned to open in Al Maryah Central in Abu Dhabi, United Arab Emirates in 2018.
Important Information Regarding Financial Measures
Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.
Investor Conferences
Macy’s, Inc. will present at the UBS Global Consumer & Retail Conference at 10:30 a.m. ET on Wednesday, March 8, 2017, in Boston. Media and investors may access the live webcast of the presentation at www.macysinc.com/ir at the appointed time. The webcast will be available for replay.

Macy’s, Inc. will present at the Bank of America Merrill Lynch 2017 Consumer & Retail Technology Conference at 8 a.m. ET on Tuesday, March 14, 2017, in New York City. Media and investors may access the live webcast of the presentation at www.macysinc.com/ir at the appointed time. The webcast will be available for replay.
Macy’s, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2016 sales of $25.778 billion. The company operates more than 700 department stores under the nameplates Macy’s and Bloomingdale’s, and approximately 125 specialty stores that include Bloomingdale’s Outlet, Bluemercury and Macy’s Backstage, in 45 states, the District of Columbia, Guam and Puerto Rico, as well as the macys.com, bloomingdales.com and bluemercury.com websites. Bloomingdale’s in Dubai is operated by Al Tayer Group LLC under a license agreement.
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed real estate and other transactions, prevailing interest rates and non-recurring charges, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
(NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.’s call with analysts and investors will be held today (Feb. 21) at 10 a.m. ET. The webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-599-8686, passcode 4375466. A replay of the conference call can be accessed on the website or by calling 1-888 203-1112 (same passcode) about two hours after the conclusion of the call.)

MACY’S, INC.
Consolidated Statements of Income (Unaudited) (Note 1)
(All amounts in millions except percentages and per share figures)
	13 Weeks Ended		13 Weeks Ended
	January 28, 2017		January 30, 2016
	$	% to Net sales	$	% to Net sales
Net sales	$8,515		$8,869
Cost of sales (Note 2)	5,251	61.7%	5,549	62.6%
Gross margin	3,264	38.3%	3,320	37.4%
Selling, general and administrative expenses	(2,202)	(25.8)%	(2,207)	(24.8)%
Impairments, store closing and other costs (Note 3)	(230)	(2.7)%	(177)	(2.0)%
Settlement charges (Note 4)	(17)	(0.2)%	—	—
Operating income	815	9.6%	936	10.6%
Interest expense – net	(87)		(93)
Income before income taxes	728		843
Federal, state and local income tax expense (Note 5)	(256)		(300)
Net income	472		543
Net loss attributable to non-controlling interest	3		1
Net income attributable to Macy’s, Inc. shareholders	$475		$544
Basic earnings per share attributable to Macy’s, Inc. shareholders	$1.56		$1.74
Diluted earnings per share attributable to Macy’s, Inc. shareholders	$1.54		$1.73
Average common shares:
Basic	305.5		312.2
Diluted	307.8		314.8
End of period common shares outstanding	304.1		310.3
Depreciation and amortization expense	$271		$270

MACY’S, INC.
Consolidated Statements of Income (Unaudited)

Notes:

(1)
Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended January 28, 2017 and January 30, 2016 (which include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)
Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 13 weeks ended January 28, 2017 or January 30, 2016.

(3)
For the 13 weeks ended January 28, 2017, impairments, store closing and other costs amounted to $230 million on a pre-tax basis, $137 million after tax or $.45 per diluted share attributable to Macy’s, Inc. These costs include $38 million of asset impairment charges primarily related to the store closings announced in January 2017, $166 million of severance and other human resource-related costs associated with the organization changes and store closings announced in January 2017 and $26 million of other related costs and expenses. For the 13 weeks ended January 30, 2016, impairments, store closing and other costs amounted to $177 million on a pre-tax basis, $115 million after tax or $.36 per diluted share attributable to Macy’s, Inc. These costs included $37 million of asset impairment charges primarily related to the store closings announced in January 2016, $123 million of severance and other human resource-related costs associated with the organization changes and store closings announced in January 2016 and $17 million of other related costs and expenses.

(4)
Non-cash settlement charges of $17 million on a pre-tax basis, $10 million after tax or $.03 per diluted share attributable to Macy’s, Inc., were recognized in the 13 weeks ended January 28, 2017. These charges relate to the pro-rata recognition of net actuarial losses associated with the Company’s defined benefit retirement plans and are the result of an increase in lump sum distributions associated with store closings, a voluntary separation program, organizational restructuring, and periodic distribution activity.

(5)
Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY’S, INC.
Consolidated Statements of Income (Unaudited)
(All amounts in millions except percentages and per share figures)
	52 Weeks Ended		52 Weeks Ended
	January 28, 2017		January 30, 2016
	$	% to Net sales	$	% to Net sales
Net sales	$25,778		$27,079
Cost of sales (Note 1)	15,621	60.6%	16,496	60.9%
Gross margin	10,157	39.4%	10,583	39.1%
Selling, general and administrative expenses	(8,265)	(32.0)%	(8,256)	(30.5)%
Impairments, store closing and other costs (Note 2)	(479)	(1.9)%	(288)	(1.1)%
Settlement charges (Note 3)	(98)	(0.4)%	—	—
Operating income	1,315	5.1%	2,039	7.5%
Interest expense – net	(363)		(361)
Income before income taxes	952		1,678
Federal, state and local income tax expense (Note 4)	(341)		(608)
Net income	611		1,070
Net loss attributable to non-controlling interest	8		2
Net income attributable to Macy’s, Inc. shareholders	$619		$1,072
Basic earnings per share attributable to Macy’s, Inc. shareholders	$2.01		$3.26
Diluted earnings per share attributable to Macy’s, Inc. shareholders	$1.99		$3.22
Average common shares:
Basic	308.5		328.4
Diluted	310.8		333.0
End of period common shares outstanding	304.1		310.3
Depreciation and amortization expense	$1,058		$1,061

MACY’S, INC.
Consolidated Statements of Income (Unaudited)

Notes:

(1)
Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 52 weeks ended January 28, 2017 or January 30, 2016.

(2)
For the 52 weeks ended January 28, 2017, impairments, store closing and other costs amounted to $479 million on a pre-tax basis, $290 million after tax or $.93 per diluted share attributable to Macy’s, Inc. These costs include $265 million of asset impairment charges primarily related to the store closings announced in January 2017, $168 million of severance and other human resource-related costs primarily associated with the organization changes and store closings announced in January 2017 and $46 million of other related costs and expenses. For the 52 weeks ended January 30, 2016, impairments, store closing and other costs amounted to $288 million on a pre-tax basis, $184 million after tax or $.55 per diluted share attributable to Macy’s, Inc. These costs included $148 million of asset impairment charges primarily related to the store closings announced in January 2016, $123 million of severance and other human resource-related costs associated with the organization changes and store closings announced in January 2016 and $17 million of other related costs and expenses.

(3)
Non-cash settlement charges of $98 million on a pre-tax basis, $59 million after tax or $.19 per diluted share attributable to Macy’s, Inc., were recognized in the 52 weeks ended January 28, 2017. These charges relate to the pro-rata recognition of net actuarial losses associated with the Company’s defined benefit retirement plans and are the result of an increase in lump sum distributions associated with store closings, a voluntary separation program, organizational restructuring, and periodic distribution activity.

(4)
Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY’S, INC.
Consolidated Balance Sheets (Unaudited)
(millions)
	January 28,	January 30,
	2,017	2,016
ASSETS:
Current Assets:
Cash and cash equivalents	$1,297	$1,109
Receivables	522	558
Merchandise inventories	5,399	5,506
Prepaid expenses and other current assets	408	479
Total Current Assets	7,626	7,652
Property and Equipment – net	7,017	7,616
Goodwill	3,897	3,897
Other Intangible Assets – net	498	514
Other Assets	813	897
Total Assets	$19,851	$20,576
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$309	$642
Merchandise accounts payable	1,423	1,526
Accounts payable and accrued liabilities	3,563	3,333
Income taxes	352	227
Total Current Liabilities	5,647	5,728
Long-Term Debt	6,562	6,995
Deferred Income Taxes	1,443	1,477
Other Liabilities	1,877	2,123
Shareholders’ Equity:
Macy’s, Inc.	4,323	4,250
Non-controlling interest	(1)	3
Total Shareholders’ Equity	4,322	4,253
Total Liabilities and Shareholders’ Equity	$19,851	$20,576

MACY’S, INC.
Consolidated Statements of Cash Flows (Unaudited)
(millions)
	52 Weeks Ended January 28, 2017	52 Weeks Ended January 30, 2016
Cash flows from operating activities:
Net income	$611	$1,070
Adjustments to reconcile net income to net cash provided by operating activities:
Impairments, store closing and other costs	479	288
Settlement charges	98	—
Depreciation and amortization	1,058	1,061
Stock-based compensation expense	61	65
Gains on sale of real estate	(209)	(212)
Amortization of financing costs and premium on acquired debt	(14)	(14)
Changes in assets and liabilities:
Increase in receivables	(1)	(45)
(Increase) decrease in merchandise inventories	107	(60)
Increase in prepaid expenses and other current assets	(8)	—
Increase in other assets not separately identified	—	(1)
Decrease in merchandise accounts payable	(132)	(78)
Increase (decrease) in accounts payable, accrued liabilities and other items not separately identified	(162)	68
Increase (decrease) in current income taxes	125	(69)
Decrease in deferred income taxes	(139)	(1)
Decrease in other liabilities not separately identified	(73)	(88)
Net cash provided by operating activities	1,801	1,984
Cash flows from investing activities:
Purchase of property and equipment	(596)	(777)
Capitalized software	(316)	(336)
Acquisition of Bluemercury, Inc., net of cash acquired	—	(212)
Disposition of property and equipment	673	204
Other, net	52	29
Net cash used by investing activities	(187)	(1,092)
Cash flows from financing activities:
Debt issued	2	499
Financing costs	(3)	(4)
Debt repaid	(751)	(152)
Dividends paid	(459)	(456)
Increase (decrease) in outstanding checks	61	(83)
Acquisition of treasury stock	(316)	(2,001)
Issuance of common stock	36	163
Proceeds from non-controlling interest	4	5
Net cash used by financing activities	(1,426)	(2,029)
Net increase (decrease) in cash and cash equivalents	188	(1,137)
Cash and cash equivalents at beginning of period	1,109	2,246
Cash and cash equivalents at end of period	$1,297	$1,109

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.
MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes the impact of growth in comparable sales of departments licensed to third parties, assists in evaluating the Company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. In addition, management believes that excluding certain items from operating income and diluted earnings per share attributable to Macy's, Inc. shareholders that may vary substantially in frequency and magnitude period-to-period provides useful supplemental measures that assist in evaluating the Company's ability to generate earnings and leverage sales and to more readily compare these metrics between past and future periods. Further, providing cash flow from operating activities net of cash used in investing activities is a useful measure in evaluating Macy's ability to generate cash from operations after giving effect to cash used by investing activities. Management believes that excluding cash flows from financing activities from the calculation of this measure is particularly useful where the amounts of such items are not consistent in the periods presented.
The reconciliation of the forward-looking non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis to GAAP comparable sales (i.e., on an owned basis) is in the same manner as illustrated below, where the impact of growth in comparable sales of departments licensed to third parties is the only reconciling item. In addition, the Company does not provide the most directly comparable forward-looking GAAP measure of diluted earnings per share attributable to Macy’s, Inc. shareholders because the timing and amount of excluded items (e.g., asset impairment charges, retirement settlement charges and other store closing related costs) are unreasonably difficult to fully and accurately estimate.
Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual and future financial condition and performance. Additionally, the amounts received by the Company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.
MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
Change in Comparable Sales
The following is a reconciliation of the non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis, to GAAP comparable sales (i.e., on an owned basis), which the Company believes to be the most directly comparable GAAP financial measure.

	13 Weeks Ended January 28, 2017	52 Weeks Ended January 28, 2017
Decrease in comparable sales on an owned basis (Note 1)	(2.7)%	(3.5)%
Impact of growth in comparable sales of departments licensed to third parties (Note 2)	0.6%	0.6%
Decrease in comparable sales on an owned plus licensed basis	(2.1)%	(2.9)%

Notes:
(1)
Represents the period-to-period change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales of macys.com and bloomingdales.com, excluding commissions from departments licensed to third parties.

(2)
Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales of macys.com and bloomingdales.com in the calculation of comparable sales. The Company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the Company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e. on an owned basis). The Company believes that the amounts of commissions earned on sales of departments licensed to third parties are not material to its results of operations for the periods presented.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
Diluted Earnings Per Share Attributable to Macy's, Inc. Shareholders, Excluding Certain Items
The following is a reconciliation of the non-GAAP financial measure diluted earnings per share attributable to Macy's, Inc. shareholders, excluding certain items, to GAAP diluted earnings per share attributable to Macy's, Inc., shareholders, which the Company believes to be the most directly comparable GAAP measure.

	13 Weeks Ended January 28, 2017	13 Weeks Ended January 30, 2016
Diluted earnings per share attributable to Macy’s, Inc. shareholders	$1.54	$1.73
Add back the pre-tax impact of impairments, store closing and other costs	0.75	0.56
Add back the pre-tax impact of settlement charges	0.05	—
Deduct the income tax impact of impairments, store closing and other costs and settlement charges	(0.32)	(0.20)
Diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding impairments, store closing and other costs and settlement charges	$2.02	$2.09

	52 Weeks Ended January 28, 2017	52 Weeks Ended January 30, 2016
Diluted earnings per share attributable to Macy’s, Inc. shareholders	$1.99	$3.22
Add back the pre-tax impact of impairments, store closing and other costs	1.54	0.86
Add back the pre-tax impact of settlement charges	0.31	—
Deduct the income tax impact of impairments, store closing and other costs and settlement charges	(0.73)	(0.31)
Diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding impairments, store closing and other costs and settlement charges	$3.11	$3.77

Contacts

Macy’s Media
Brunswick Group
Blair Fasbender, 212-333-3810

or

Macy’s Investors
Matt Stautberg, 513-579-7780

Source: Macy’s, Inc.